Exhibit 99.1

NEWS RELEASE

For Release on November 17, 2005 9:15 AM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer
Giga-tronics Inc., Announces Appointment of New
Director; Resignation of Director
     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) announced today the election of Garrett A. Garrettson to the Giga-tronics Board of Directors.
     Dr. Garrettson is currently President of G. Garrettson Consulting LLC, providing management consulting to public and private companies. Until September 2004, Dr. Garrettson was President and CEO of Clairvoyante, a private company that develops and licenses critical technology to the flat panel display industry. From 1996 until 2002, he held the position of Chairman, and before that President & CEO, of Spectrian Corporation, a public company that developed, manufactured and sold wireless telecommunications infrastructure equipment and semiconductors. Before Spectrian he spent ten years in the data storage industry as President and CEO of Censtor Corporation, a Vice President at Seagate Technology and a Vice President at Control Data. He began his career as a Director at HP Laboratories after being an Assistant Professor of Physics, Naval Postgraduate School. He was educated at Stanford in Engineering Physics, receiving his PhD. In addition to being a Director of Giga-tronics, he is a Director of Catalyst Semiconductor, Iridex, and GSI Group.
     George H. Bruns, Jr., Giga-tronics’ Chairman of the Board and Chief Executive Officer, said, “We are pleased to have an executive of Garrett’s caliber join Giga-tronics’ Board of Directors. With his breadth of experience in wireless telecommunications and the electronics industry, he will be a valuable addition to the Board of Directors.”
     Giga-tronics also announced today the resignation of William E. Wilson from the Company’s Board of Directors, effective November 15, 2005. Mr. Wilson was appointed to Giga-tronics’ Board of Directors in 1998. He had served as the President of Microsource, Inc. (a division of Giga-tronics, Inc.) from April 2001 to January 2004. Before joining Giga-tronics, Mr. Wilson was the Chairman and CEO of Microwave Technology Incorporated of Fremont, CA, a producer of microwave devices and amplifiers with broad application to the telecommunications and

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the test and measurement industries. Mr. Bruns said, “We will miss Bill Wilson’s valued participation in Giga-tronics and certainly wish him the very best in his retirement.”
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.

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